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                                                                  Exhibit 10.288

[INLAND(R) LOGO]

Inland Real Estate Acquisitions, Inc.

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
2901 Butterfield Road                               200 Waymont Court         1955 Lake Park Drive
Oak Brook, IL 80523       501 Manatee Ave. West     Suite 126, Unit 10        Suite 300
630-218-4948 Fax: 4935    Holmes Beach, FL 34217    Lake Maty, FL 32746       Smyrna, GA 30080
www.inlandgroup.com       941-779-1000 Fax: 2000    407-688-6540 Fax: 6543    678-996-2131 Fax: 2140
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                                                June 4, 2004

Belz Enterprises (Seller)
c/o Prime Net Realty Advisors, Inc. (Broker)
Attn: Leith Swanson, President
3672 Carmel View Road
San Diego, CA 92130

          RE:    WAL-MART SUPERCENTER STORE
                 JONESVILLE, ARKANSAS

Dear Leith:

     This letter represents this corporation's offer to purchase the Wal-Mart Supercenter Store with 149,704 net rentable square feet, situated on approximately 20.3 acres of land, located at 1911 West Parker Road, Jonesville, AR 72404

     The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property.

     This corporation or its nominee will consummate this transaction on the following basis:

     1. The total purchase price shall be $10,853,000.00 ALL CASH, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 30 DAYS following the acceptance of this agreement (see Paragraph 10).

          Purchaser shall allocate the land, building and depreciable improvements prior to closing.

     2. Seller represents and warrants (TO THE BEST OF THE SELLER'S KNOWLEDGE), that the above referenced property is leased to Wal-Mart Stores, Inc. on an absolute triple net lease with a current MONTHLY base rental PAYMENT of $67,666.67 which is an ANNUALIZED base rental PAYMENT of $812,000.00 until October 31, 2017 covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

     3. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

     4. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

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WAL-MART SUPERCENTER STORE - BLYTHEVILLE, ARKANSAS                      PAGE 2
MAY 3, 2004

          Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing.

     5. Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if applicable.

     6. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

     7. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage acceptable to Purchaser for the closing.

     8. It is understood that Seller has in its possession Level 1 Environmental Reports (Level 2 if required) which Seller will supply to Purchaser 10 days prior to closing. Seller shall have said reports, which must be acceptable to Purchaser, updated and re-certified to Purchaser at closing, all at Seller's cost.

     9. The above sale of the real estate shall be consummated by conveyance of a full warranty deed from Seller to Purchaser's designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

     10. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 days following acceptance of this agreement, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an ALTA form B owner's title policy with complete extended coverage and required endorsements. waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with Wall-Mart Company, Inc. paying all real estate taxes current. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.

     11. It is understood that the Seller has in its possession an appraisal of the property prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any, and shall deliver copies of such appraisal to Purchaser within 10 days of the acceptance of this offer and shall cause the appraiser to re-certify an appraised amount not less than the Purchase Price and re-issue said appraisal to, and in the name of, Purchaser or Purchaser's lender, all at Purchaser's cost.

     12. Neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

     13. Seller warrants and represents that he has paid all unemployment taxes to date.

     14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

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WAL-MART SUPERCENTER STORE - BLYTHEVILLE, ARKANSAS                      PAGE 3
MAY 3, 2004

     15. This offer is subject to the property being 100% occupied at the time of closing, with Wal-Mart Company, Inc. occupying their space, open for business, and paying full rent, including CAM, tax and insurance current.

     16. Buyer shall be responsible for payment of a real estate brokerage commission, as per their agreement, to Prime Net Realty Advisors, Inc. Said commission shall be paid through the closing escrow.

     17. Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

     18. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions of cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the property.

     This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.

     If this offer is acceptable, please HAVE THE SELLER sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by JUNE 09, 2004.

                                          Sincerely,

* ACCEPTED:                               INLAND REAL ESTATE ACQUISITIONS, INC.
  By:      /s/ [ILLEGIBLE]                or nominee
        ---------------------
  Date:        6/17/04                    /s/ G. Joseph Cosenza
        ---------------------             ------------------------------
        for Belz-Burrow Ridge Park, L.P.  G. Joseph Cosenza
                                          Vice Chairman

* Subject to attached Addendum

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                   ADDENDUM TO OFFER LETTER DATED JUNE 4, 2004
                   FROM INLAND REAL ESTATE ACQUISITIONS, INC.

1.   Seller is Belz-Burrow Ridge Park, L.P., a Tennessee limited partnership

2.   Property is located at 1911 E Parker Road, Jonesboro, Arkansas

3.   Rent is $67,366.80 per month or $808,401.60 annually

4. Seller will provide Phase I environmental report and MAI appraisal as soon as available.

5. Seller will have one 30 day extension option as needed to meet the requirements of the Offer Letter.

6. Seller will provide operating statements on the property which will not be audited.

7.   The deadline for acceptance of the offer is extended to June 18, 2004.


SELLER:

 /s/ [ILLEGIBLE]        6/17/04
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INLAND REAL ESTATE ACQUISITIONS, INC.
Or nominee

 /s/ G. Joseph Cosenza  6/18/04
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